                                                                  Exhibit 99.1

                                 [MIDCOM LOGO]

FOR IMMEDIATE RELEASE
---------------------

Contact:        Teresa C. Stackpole
                Director, Corporate Communications
                206/628-6115


                    MIDCOM APPOINTS CHIEF FINANCIAL OFFICER

SOUTHFIELD, MI (September 2, 1997) -- MIDCOM Communications Inc. (NASDAQ: MCCI) today named Kevin J. Smith as executive vice president and chief financial officer. Smith, who comes to MIDCOM from his most recent role as chief executive officer for Alexsis Inc., one of the nation's largest third-party administrators of casualty insurance claims, will oversee all finance and accounting functions for the company. His short term focus will be on completion of the company's previously announced financing initiatives and its pending merger with Phoenix Network and Trans National Communications.

        "We're very happy to have Kevin on board as a key member of the MIDCOM team. He brings a wealth of financial experience to the table from his past involvement in reorganizations, leveraged-buyouts, acquisitions and divestitures," said William H. Oberlin, MIDCOM's president and chief executive officer. "His background also includes strengths beyond his financial experience that will augment his contribution to our rapidly growing company," he added.

        Smith has over twenty years of extensive operational and financial management experience in both the financial services and consumer products industries. During his tenure as chief executive officer for Alexsis, the company's operating profit improved by $20 million in a two-year period and he coordinated the sale of the company to CNA Insurance Companies. Prior experience includes executive positions in key financial roles with Alexander & Alexander Services Inc. and several Beatrice Company entities.

        Founded in 1989, MIDCOM Communications Inc. provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company has regional offices throughout the nation and currently invoices approximately 100,000 customer locations per month.